Exhibit 99.1

Manufactured Housing Properties Inc. Announces Results For the Three and Six Months Ended June 30, 2023

Revenues increased by 35%, net loss increased by 107%, and Adjusted EBITDA increased by 18% over Prior Period For the Six Months Ended June 30, 2023.

CHARLOTTE, N.C., August 11, 2023 - Manufactured Housing Properties Inc. (OTC: MHPC), whose principal activities are to acquire, own, and operate manufactured housing communities, today announced operating results for the quarter ended June 30, 2023.

Total revenues, net loss and adjusted EBITDA for the quarter ended June 30, 2023, were $4,423,514, $2,307,002, and $1,163,956, respectively, compared to $3,371,371, $1,343,976, and $725,798, respectively, for the quarter ended June 30, 2022. Total revenues, net loss and adjusted EBITDA for the six months ended June 30, 2023, were $8,681,003, $4,424,044, and $2,123,384, respectively, compared to $6,426,393, $2,133,666, and $1,797,505, respectively for the six months ended June 30, 2022.

As of June 30, 2023, the total portfolio consisted of 58 manufactured housing communities containing approximately 3,125 developed sites and 1,410 company-owned, manufactured homes. MHPC acquired one community during the second quarter of 2023, consisting of 402 lots. Our communities are in Georgia, North Carolina, South Carolina, Tennessee, and Texas.

Jay Wardlaw, President of Manufactured Housing Properties Inc. added “We are happy to report another strong quarter of revenue increase of 35% through both new acquisitions and growth in our existing portfolio, representing an increase of 21% and 14%, respectively. This quarter we continued to focus on building our infrastructure to promote our long-term value-add strategies.”

Raymond M. Gee, Chairman and CEO of Manufactured Housing Properties Inc. commented, “We are pleased to announce another strong quarter of revenue growth, stemming from both new acquisitions and the existing portfolio, resulting in an 18% increase in EBIDTA. We closed on a significant acquisition during the quarter and have continued to improve our existing communities. The increase in our corporate payroll and overhead expenses are attributable to onboarding new team members. These results are in line with the company’s strategy for responsible growth year over year.”

Reconciliation of Non-GAAP Financial Measures

Manufactured Housing Properties Inc. presents Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in addition to its Net Income (Loss) reported in accordance with accounting principles generally accepted in the United States (GAAP). EBITDA is a non-GAAP financial measure that differs from Net Income. Non-GAAP EBITDA excludes income tax expense, interest expense and depreciation and amortization, as well as refinancing cost. The table presented below includes a list of items excluded from Net Income (Loss) to reconcile to non-GAAP EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net (Loss)	$(2,307,002)	$(1,343,976)	$(4,424,044)	$(2,133,666)

Adjustments

Depreciation & Amortization Expense	1,178,089	818,975	2,201,104	1,578,679
Interest Expense	1,822,853	1,039,271	3,471,457	2,005,819
Pref C Dividends Included in Interest Expense on P&L	470,016	195,777	874,867	330,922
Refinancing Cost	—	15,751	—	15,751

EBITDA	$1,163,956	$725,798	$2,123,384	$1,797,505

Management believes non-GAAP Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating operating performance because it provides them with an additional tool to compare business performance across companies and across periods. Management also believes that non-GAAP Adjusted EBITDA is widely used by investors to measure operating performance without regard to items such as income tax expense, interest expense and depreciation and amortization, which can vary substantially from company to company depending upon, among other things, the book value of assets, capital structure and whether assets were constructed or acquired. Non-GAAP Adjusted EBITDA also allows investors and other users to assess the underlying financial performance of our income-producing properties before management’s decision to deploy capital. The presentation of non-GAAP Adjusted EBITDA is intended to complement, and should not be considered an alternative to, the presentation of Net Income (Loss), which is an indicator of financial performance determined in accordance with GAAP. In addition, non-GAAP Adjusted EBITDA as presented in this release may not be comparable to similarly titled measures used by other companies.

About Manufactured Housing Properties Inc.

Manufactured Housing Properties Inc., together with its affiliates, acquires, owns, and operates manufactured housing communities. The company focuses on acquiring and operating manufactured housing communities in high growth markets and is actively seeking to expand its portfolio.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will”, “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” of the reports that we file with the Securities and Exchange Commission (SEC). Forward-looking statements contained in this announcement are made as of this date, and we undertake no duty to update such information except as required under applicable law.